March 13, 2025

Abizer Gaslightwala

Re: Offer of Employment by Akari Therapeutics, Plc

Dear Abizer:

On behalf of Akari Therapeutics, Plc (the “Company”), I am pleased to confirm our offer to employ you as Chief Executive Officer. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this letter agreement (the “Agreement”):

1.
Position. As Chief Executive Officer, you will report to the Akari Board of Directors. This is a full-time employment position. As CEO, you will be the visionary leader of Akari responsible for developing and executing the company's strategic vision, driving growth and financial health, and ensuring the long-term success of the organization. You will report directly to the Board of Directors. Your key responsibilities will include strategic leadership, operational leadership, scientific leadership, financial management, shareholder & stakeholder relations, team leadership, and legal and regulatory compliance.
2.
Your responsibilities are subject to the needs of the Company as determined by the Company’s Board (the “Board”). It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or parttime), except as expressly authorized in writing by the Company’s Chairman of the Board at the start of each calendar year. Notwithstanding the foregoing, you may engage in advisory, public company and nonprofit boards (not to exceed 2 board positions), religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. You shall comply with all of the rules, regulations, policies and procedures established for the Company from time to time. You will observe all applicable laws and all rules and regulations imposed by any governmental regulatory authority from time to time.
3.
Start Date. Your employment with the Company is expected to be on or about April 14, 2025, unless another date is agreed to by you and the Company. The actual first day of your employment with the Company shall be referred to herein as the “Start Date.”
4.
Compensation and Related Matters.
(a)
Base Salary. The Company will pay you an initial base salary at the rate of $475,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”
(b)
Annual Bonus. You will be eligible to receive an annual performance bonus for each year in which you are employed (“Annual Bonus”). Your annual target bonus opportunity shall be equal to 50% of Base Salary, based on the achievement of performance goals established between you and the Board. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” The actual bonus amount is determined at the sole and exclusive discretion of the Board. The Annual Bonus for the 2025 fiscal year shall be prorated based on the number of days employed during the year. To be eligible to earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any Annual Bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates. The payment of any bonus or the amount thereof shall not create any obligation by the Company as pertains to any subsequent year.

(c)
Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives, but not longer than 30 days from receipt of the invoice.
(d)
Benefits/Paid Time Off. You will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you. You will be entitled to 20 paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. You shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time and as required by applicable law. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.
5.
Equity Award. Subject to approval of the Board and your continued employment on the date of grant or issuance, the Company will grant you an option (with 25% vesting on the 12 month anniversary of the Grant Date, and the remainder vesting ratably on a monthly basis over the then remaining 36 months from the Grant Date, so that it will be fully vested on the fourth anniversary of the Grant Date) to purchase 1,100,000 ADS shares in the Company (the "Time-based Option"). In addition, the Company will grant you an option (with performance-based vesting) to purchase 600,000 ADS shares in the Company (the “Performance-based Option”). For the Performance-based Option to vest, the Company must achieve at least one of the following criteria: either (a) closing of a Qualified Financing of at least $15,000,000 on or before December 31, 2025, or (b) closing of an ADC-focused license transaction, with a minimum upfront payment of $10,000,000, on or before December 31, 2025, If neither of these criteria are met by December 31, 2025 the Performance-based Option will expire. Both the Time-based Option and the Performance-based Option shall be made from a shareholder-approved Company equity grant plan. The Options will be subject to the standard terms and conditions of the Akari Therapeutics Plc 2023 Equity Incentive Plan and the applicable equity award agreement (the “Equity Documents”). In the event of any conflict, any shares or options shall be governed by the terms of the Equity Documents.

6.
Location. Your primary work location will be initially remote. You may be required to travel for business, as needed.
7.
At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment, the Company requires you to provide at least 30 days’ advance written notice to the Company. The Company may elect to have you perform your job or to cease performing services during the notice period at its sole discretion, and the effect of any such election shall not constitute Good Reason. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents as may be requested to confirm or effectuate any such resignations.

8.
Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your earned but unpaid Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

9.
Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause or you resign with Good Reason outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of the Continuing Obligations (as defined below and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(a)
The Company shall pay you an amount equal to twelve (12) months of your Base Salary plus eligible Target Bonus for the same time period (the “Severance Amount”), payable as salary continuation as specifically provided in subsection (c); and
(b)
Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
(c)
The amounts payable under this Section 9, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months (the “Severance Period”) commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(d)
Your Time-based Options will continue to vest for a 6-month period from your Date of Termination. Notwithstanding the foregoing to the extent you are terminated without Cause or resign for Good Reason in the first year of employment, you shall at a minimum vest 25% of the time-based options due on the 12-month anniversary of the Grant Date.

If your employment ends for any reason other than a termination by the Company without Cause, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company. For the avoidance of doubt, if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay and benefits, whether pursuant to Section 8, Section 9 or otherwise.

10.
Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause or you resign for Good Reason, in each case within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to you signing the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period, the Company shall (i) provide you the severance pay and benefits set forth in Section 8 multiplied by 1.5, subject to the terms and conditions set forth in Section 8, and (ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all of your time based stock options and other stock-based awards subject to time-based vesting (the “Time Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

For the avoidance of doubt, Section 9 and Section 10 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 9 and Section 10 of this Agreement.

11.
Continuing Obligations.

(a) Non-Competition and Non-Solicitation You understand that the nature of your position gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence with the Company. You further understand and acknowledge that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

i
Non-Competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to you, during the Employment Term and for the Twelve (12) months, to run consecutively, beginning on the last day of your employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of you or the Company, you agree and covenant not to engage in Prohibited Activity within the biopharmaceutical industry specific to companies engaged in the research and/or development of antibody drug conjugates (ADCs) at the preclinical stage/Phase 1 First-in-Human. ADCs shall be defined as compounds with payloads specifically spanning spliceosome inhibitors, DNA Damaging agents, PROTACS, and/or DNA repair pathways. For purposes of this Section 11 (a), "Prohibited Activity" is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of biopharmaceutical development. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information. Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such an entity. You also acknowledge that you were informed that you have the right to consult with an attorney before signing this Agreement. As consideration for the covenants set forth in this Section 8.1, the Company has committed to grant to you the compensation described in Section 4 of this Agreement, which the parties hereto agree is mutually-agreed upon consideration. This Section 8 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law regulation, or order. You shall promptly provide written notice of any such order to the Chairman of the Board of Directors.
ii
Non-Solicitation of Employees. You agree and covenant not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so, during Twelve (12) months, to run consecutively, beginning on the last day of your employment with the Company.
iii
Non-Solicitation of Customers. You understand and acknowledge that because of your experience with and relationship to the Company, you will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or services offered to or by the Company. You understand and acknowledge that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. You agree and covenant, during Twelve (12) months, to run consecutively, beginning on the last day of your employment with the Company, not to directly or indirectly solicit, or attempt to contact the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.
(b)
Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), non-solicitation obligations, or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of nonpublic information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company with such defense of you to be provided by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-ofpocket expenses and attorney’s fees incurred in connection with your performance of obligations pursuant to this Section 11(c).
(d)
Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without the posting of a bond and without showing or proving any actual damage to the Company.

12.
Section 409A
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this

Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)
The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
13.
Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
14.
Interpretation and Enforcement. This Agreement, together with Appendix A, the Restrictive Covenants Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company;

provided, however, and for the avoidance of doubt, any consulting agreement in effect prior to the Start Date will terminate no later than the Start Date, or sooner in accordance with its terms. Except as expressly otherwise provided in the Equity Documents or the Restrictive Covenants Agreement, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of New York in connection with any Dispute or any claim related to any Dispute.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH.

Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation or arbitration, seek to enforce such waivers, (ii) it understands and has considered the implications of such waivers, (iii) it makes such waivers voluntarily, and (iv) it has been induced to enter into this Letter by, among other things, the mutual waivers and certifications in this Section 13.

15.
Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 8 or pursuant to Section 9 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16.
Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.
17.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
18.
Conditions. This offer is contingent on the completion of successful reference and background checks, if so requested and as determined by the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.
19.
Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

To accept this offer of employment, please sign and return this Agreement and the Restrictive Covenants Agreement to me at Hoyoung.Huh@akaritx.com by March 17, 2025. We look forward to your joining the Company.

By: /s/ Hoyoung Huh

Name: Dr. Hoyoung Huh

Title: Chairman of the Board

I have read and accept this employment offer:

By: /s/ Abizer Gaslightwala

Name: Abizer Gaslightwala

Date: March 14, 2025

Appendix A

1)
“Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Board resulting in material economic harm to the Company in which continues for thirty (30) days after written notice given to you by the Board describing such failure; (iv) your gross negligence, willful misconduct or insubordination that results in or is reasonably anticipated to result in material economic harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any Company policies, including, without limitation, agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

2)
“Change in Control” shall mean any (i) Corporate Transaction as such term is defined in the Company's 2023 Equity Incentive Plan or (ii) acquisition by one person (or more than one person acting as a group) of shares in the Company that, together with the shares held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting rights in the Company. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

3)
“Change in Control Period” shall mean the twelve (12) month period that immediately follows the first event constituting a Change in Control.

4)
"Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's prior written consent:
a.
a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions or to except to the extent the Executive consents in writing to any reduction, deferral or waiver of compensation;
b.
a material diminution of Executive's title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting) (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);
c.
a relocation of the Executive's principal place of employment by more than Fifty (50) miles;
d.
any material breach by the Company of any material provision of this Agreement.
5)
“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.